Exhibit 99.1

Cenntro Electric Group Files Annual Report on Form 10-K and Regains Compliance with Nasdaq Filing Requirement

Company Expects to File Q1-23 Financial Results in July 2023 and Q2-23 Financial Results in August 2023

Freehold, N.J – July 14, 2023 -- Cenntro Electric Group Limited (NASDAQ: CENN) (“Cenntro” or “the Company”), a leading electric vehicle technology company with advanced, market-validated electric commercial vehicles, today announced it received a written notices (the “Notices”) from The Nasdaq Stock Market LLC ("Nasdaq") on July 11, 2023 stating that subsequent to the filing of our form 10-K for the fiscal year ended December 31, 2022 (the “Form 10-K”) with the United States Securities and Exchange Commission (the “SEC”) on June 30, 2023, Nasdaq has (i) determined that for the purposes of the submission of the Company's Form 10-K the Company complies with Nasdaq listing rule 5250(c)(1) (the “Rule”), and (ii) granted us an exception to enable the Company to regain compliance with the Rule.

The exception to the Rule grants the Company additional time to submit its quarterly financial results on form 10-Q for the periods ended March 31, 2023 and June 30, 2023 (the “10-Q Results”) on or before August 15, 2023. In the event the Company does not file its 10-Q Results, Nasdaq may provide written notification that it has made a determination that our securities will be delisted. Should this occur, the Company may appeal Nasdaq’s determination to a Hearings Panel.

The Company is in the process of finalizing the 10-Q Results and expects to file the 10-Q Results on or before August 15, 2023.

About Cenntro Electric Group Ltd.

Cenntro Electric Group Ltd. (or "Cenntro") (NASDAQ: CENN) is a leading designer and manufacturer of electric commercial vehicles. Cenntro's purpose-built electric commercial vehicles are designed to serve a variety of organizations in support of city services, last-mile delivery, and other commercial applications. Cenntro has committed to lead the transformation of commercial fleets to zero-emissions vehicles and develop a full line of zero-emission commercial vehicles through scalable, decentralized production, and smart driving solutions empowered by the Cenntro iChassis. For more information, please visit Cenntro's website at: www.cenntroauto.com.

Forward-Looking Statements

This communication contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts. Such statements may be, but need not be, identified by words such as "may,'' "believe,'' "anticipate,'' "could,'' "should,'' "intend,'' "plan,'' "will,'' "aim(s),'' "can,'' "would,'' "expect(s),'' "estimate(s),'' "project(s),'' "forecast(s)'', "positioned,'' "approximately,'' "potential,'' "goal,'' "strategy,'' "outlook'' and similar expressions. Examples of forward-looking statements include, among other things, statements regarding assembly and distribution capabilities, decentralized production, and fully digitalized autonomous driving solutions. All such forward-looking statements are based on management's current beliefs, expectations and assumptions, and are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed or implied in this communication. For additional risks and uncertainties that could impact Cenntro’s forward-looking statements, please see disclosures contained in Cenntro's public filings with the SEC, including the "Risk Factors" in Cenntro's Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 30, 2023 and which may be viewed at www.sec.gov.

Contacts:

Investor Relations Contact:

Chris Tyson
MZ North America
CENN@mzgroup.us
949-491-8235

Company Contact:

PR@cenntroauto.com
IR@cenntroauto.com